Exhibit 99.1
*FOR IMMEDIATE RELEASE*

FIRST SAVINGS FINANCIAL GROUP, INC.
COMPLETES STOCK REPURCHASE PROGRAM

December 10, 2009, Clarksville, Indiana — First Savings Financial Group, Inc. (Nasdaq: “FSFG”) (the “Company”), the holding company for First Savings Bank, F.S.B. (the “Bank”), announced today that it has completed its previously announced program to repurchase shares of its outstanding common stock.  The Company repurchased 127,102 shares in a block transaction at a price of $10.40 per share for a total cost of approximately $1.3 million.

First Savings Bank, F.S.B. operates fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Customers may access their accounts at the Bank, including on-line banking and electronic bill payments, with Internet access through the Bank’s website at www.fsbbank.net.  Customers of the Bank’s Community First Bank Division can continue to access their accounts at the Community First Bank Division locations and on-line, including on-line banking and electronic bill payments, with Internet access via the CFB website at www.c-f-b.com.

For further information contact:

Larry W. Myers
President and Chief Executive Officer
First Savings Financial Group, Inc.
First Savings Bank, F.S.B.
(812) 283-0724